Contact	Chris Grandis	FOR RELEASE
	Media Relations Director	Moved on Business Wire
	Corporate	February 10, 2010
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS THIRD QUARTER RESULTS

Significant Increases in Profitability and New Business Awards

FALLS CHURCH, Va., Feb. 10 – CSC (NYSE: CSC) today reported third quarter fiscal 2010 revenue of $4.0 billion and fully diluted earnings per share (EPS) of $1.36 compared to third quarter fiscal 2009 revenue of $4.0 billion and EPS of $1.06, a 28% EPS increase over last year.

Highlights include:

•	New business awards of $6.8 billion for the quarter and $14.9 billion through three quarters, an increase of 17% over the previous year;

•	Pre-tax margin of 7.36%, representing a 71 basis point improvement from the previous year;

•	Operating margin of 9.54%, a 15 basis point improvement from the previous year;

•	Operating cash flow of $131 million, $407 million through three quarters;

•	Year-to-date Free Cash Flow of -$140 million, nearly $200 million better than internal plan.

Commenting on the results, CSC Chairman and Chief Executive Officer, Michael Laphen said, “Despite the sluggish pace of the worldwide economic recovery, our revenue held firm both sequentially and year-over-year as our margin rates and earnings continue to improve.  I was particularly pleased with our new business awards of $6.8 billion, significantly above last quarter and last year.  On a year-to-date basis, we are $2.2 billion ahead of last year and well positioned to meet our guidance expectations of $17-$18 billion in new business awards.”

New Business Awards

For the quarter, the new business awards totaled $6.8 billion.  Across the three lines of business, North American Public Sector (NPS) contributed $0.8 billion, Business Solutions and Services (BSS) reported $0.8 billion, and Managed Services Sector (MSS) closed $5.2 billion of new business including the previously announced contract with Zurich Financial Services and the 5-year renewal and expansion of the Raytheon contract.

Business Outlook

“The market trend towards increased Outsourcing continues, as evidenced by our MSS bookings,” said Laphen, “and this underlines one of our core competencies in delivering customer value. We expect this trend to fuel sequential growth in the fourth quarter. In BSS, our Verticals show encouraging growth signs, particularly in transformational and compliance projects, and this is expected to contribute to fourth quarter growth. We anticipate our NPS business will return to positive growth with the awarding of delayed contracts and closure of other opportunities, delivering mid single digit growth for the full year in this sector.”

Lines of Business

NPS revenue was $1.48 billion, MSS revenue was $1.62 billion, BSS revenue was $0.89 billion.  These amounts were comparable to last year’s results.  In constant currency, MSS was down 5.3% and BSS was down 8.4%.  Collectively, CSC’s commercial lines of business, MSS and BSS, realized sequential growth of 3%.

Guidance

The company re-affirmed its guidance for fiscal year 2010 anticipating revenue in the $16.0 – $16.5 billion range, EPS in the higher end of the $4.80 - $5.00 range, and free cash flow equal or greater than 90% of net income.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11 a.m. EST today.  The conference call dial-in number for domestic callers is 888-318-7469.  International callers will need to dial 719-325-2192.  The pass code for all participants is 1323453.  The Webcast and presentation slides can be accessed at www.csc.com/investorrelations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin and free cash flow.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, VA., CSC has approximately 92,000 employees and reported revenue of $16.0 billion for the 12 months ended January 1, 2010.  For more information, visit the company’s Web Site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings.  The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 4				2/10/2010

Revenues by Segment
(unaudited)
	Quarter Ended
	January 1, 2010	January 2, 2009	% of Total
(In millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$887	$893	23%	23%

Managed Services Sector	1,618	1,607	41	41

Department of Defense	1,074	1,069	27	27
Civil agencies	353	373	9	9
Other (1)	50	34	1	1
North American Public Sector	1,477	1,476	37	37

Corporate & Eliminations	(29)	(24)	(1)	(1)

Total Revenues	$3,953	$3,952	100%	100%

	Nine Months Ended
	January 1, 2010	January 2, 2009	% of Total
(In millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$2,589	$2,934	22%	23%

Managed Services Sector	4,761	5,308	40	42

Department of Defense	3,405	3,130	29	25
Civil agencies	1,062	1,217	9	10
Other (1)	150	117	1	1
North American Public Sector	4,617	4,464	39	36

Corporate & Eliminations	(75)	(78)	(1)	(1)

Total Revenues	$11,892	$12,628	100%	100%

Note (1): Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

CSC-Page 5				2/10/2010

Consolidated Statements of Income
(unaudited)
	Quarter Ended		Nine Months Ended
(In millions except per-share amounts)	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009

Revenues	$3,953	$3,952	$11,892	$12,628

Costs of services (excludes depreciation and amortization)	3,105	3,085	9,476	10,097

Selling, general and administrative	239	261	732	824

Depreciation and amortization	280	282	825	912

Interest expense	50	68	158	191

Interest income	(6)	(12)	(20)	(31)

Other (income)/expense	(6)	5	(15)	9

Total costs and expenses	$3,662	$3,689	$11,156	$12,002

Income before taxes	$291	$263	$736	$626

Taxes on income	$75	$100	$166	$(114)

Net Income	$216	$163	$570	$740
Less: Net Income attributable to noncontrolling interest, net of tax	$5	$2	$12	$7
Net Income attributable to CSC common shareholders	$211	$161	$558	$733

Earnings per share
Basic	$1.38	$1.06	$3.67	$4.84

Diluted	$1.36	$1.06	$3.62	$4.80

Average common shares outstanding for:
Basic EPS	152.784	151.485	152.052	151.352
Diluted EPS	155.430	151.857	154.279	152.619

CSC-Page 6		2/10/2010

Selected Balance Sheet Data
(unaudited)

(In millions)	January 1, 2010	April 3, 2009
Assets
Cash and cash equivalents	$2,427	$2,297
Receivables, net	3,935	3,786
Prepaid expenses and other current assets	1,935	1,624
Total current assets	$8,297	$7,707

Property and equipment, net	2,330	2,353
Outsourcing contract costs, net	651	684
Software, net	469	476
Goodwill	3,921	3,784
Other assets	528	615
Total assets	$16,196	$15,619

Liabilities
Short-term debt and current maturities of long-term debt	$131	$62
Accounts payable	415	636
Accrued payroll and related costs	765	822
Other accrued expenses	1,176	1,264
Deferred revenue	795	915
Income taxes payable and deferred income taxes	280	317
Total current liabilities	$3,562	$4,016

Long-term debt, net	$4,176	$4,173
Income tax liabilities	476	486
Other long-term liabilities	1,302	1,326

Stockholders' equity	6,680	5,618

Total liabilities and stockholders' equity	$16,196	$15,619

Debt as a percentage of total capitalization	39.2%	43.0%

CSC-Page 7		2/10/2010

Consolidated Statements of Cash Flows
(unaudited)
	Nine Months Ended
(In millions)	January 1, 2010	January 2, 2009
Cash flows from operating activities:
Net income	$570	$740

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	878	987
Stock-based compensation	49	47
Provision for losses on accounts receivable	17	20
Unrealized foreign currency exchange (gain)/loss, net	(44)	93
Gain on dispositions	(7)	(2)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(173)	(125)
Decrease in liabilities	(883)	(832)
Net cash provided by operating activities	407	928

Investing activities:
Purchases of property and equipment	(437)	(557)
Outsourcing contracts	(106)	(114)
Acquisitions	(5)	(100)
Software	(106)	(129)
Other investing cash flows	140	62
Net cash used in investing activities	(514)	(838)

Financing activities:
Net repayments of commercial paper	(1)	(263)
Borrowings under lines of credit	101	1,647
Repayments on lines of credit	(43)	(119)
Principal payments on long-term debt	(27)	(324)
Proceeds from stock options, and other common stock transactions	79	12
Repurchase of common stock, net of settlement	(2)	(4)
Excess tax benefit from stock-based compensation	7	1
Other financing cash flows	-	3
Net cash provided by financing activities	$114	$953

Effect of exchange rate changes on cash and cash equivalents	$123	$(69)

Net increase in cash and cash equivalents	$130	$974
Cash and cash equivalents at beginning of year	$2,297	$699
Cash and cash equivalents at end of period	$2,427	$1,673

CSC-Page 8                                                                                                                                2/10/2010

Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between operating income and reported earnings.

GAAP Reconciliations
(In millions)

Operating Income (unaudited)	Quarter Ended		Nine Months Ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009

Operating Income	$377	$371	$982	$935
Corporate G&A	(48)	(47)	(123)	(140)
Interest expense	(50)	(68)	(158)	(191)
Interest income	6	12	20	31
Other income/(expense)	6	(5)	15	(9)
Income Before Taxes	291	263	736	626

Taxes on income	75	100	166	(114)
Income from continuing operations	216	163	570	740
Less: Net income attributable to noncontrolling interest, net of tax	5	2	12	7
Net income attributable to CSC common shareholders	$211	$161	$558	$733

Free Cash Flow (unaudited)	Quarter Ended		Nine Months Ended
	January 1, 2010	January 2, 2009	January 1, 2010	January 2, 2009

Free cash flow	$(107)	$333	$(140)	$170
Net cash used in investing activities	228	282	514	838
Acquisitions, net of cash acquired	-	(38)	(5)	(100)
Business dispositions	2	-	14	-
Capital lease payments	8	6	24	20
Net cash provided by operating activities	$131	$583	$407	$928
Net cash used in investing activities	$(228)	$(282)	$(514)	$(838)
Net cash provided by financing activities	$106	$665	$114	$953

Operating Income	$377	$371	$982	$935
Operating Margin	9.54%	9.39%	8.26%	7.40%
Pre-tax margin	7.36%	6.65%	6.19%	4.96%

Note: Capital lease payments and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF).  Operating Margin is defined as operating income as a percentage of revenue.  Pre-tax Margin is defined as Income before taxes as a percentage of revenue.